Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:

Tory Harris

Investor Relations

Integral Systems

Tel: 301-731-4233 x1109

Email: info@integ.com

Web: www.integ.com

INTEGRAL SYSTEMS ANNOUNCES LEADERSHIP CHANGES

Lanham, MD, June 1, 2007 – Integral Systems, Inc. (the “Company”) (NASDAQ-ISYS) today announced that its Board of Directors has named Alan W. Baldwin, who is currently a Director of the Company, as interim Chief Executive Officer and Bill Lewis as interim Chief Financial Officer, effective immediately.

Pete Gaffney, the former Chief Executive Officer of the Company, has been named as the Company’s Executive Vice President, New Business and Technology Development. Elaine Brown, the former Chief Financial Officer of the Company, has been named as the Company’s Executive Vice President, Administration. Tom Gough is retiring from the Company but he will continue to provide consulting services to the Company with respect to important Company contracts. Both Mr. Gaffney and Mr. Gough have resigned as Directors of the Company.

“I am pleased that Alan Baldwin and Bill Lewis have agreed to assume their new leadership roles with the Company,” said Jack Albertine, Chairman of the Board of Directors. “Both Alan and Bill bring extensive experience and a proven track record for shaping and growing successful companies and have demonstrated the ability to deliver sustained stockholder value. The Board is confident that Alan and Bill will bring a renewed focus on execution and performance and will provide the foundation for a new structure for the leadership of the Company,” Mr. Albertine continued.

“I look forward to working with the Company and renewing the focus on enhanced operations and growth of the core businesses,” said Alan Baldwin. “I believe the decision to have Pete concentrate his talents on new business and technology development activities will greatly enhance the Company’s growth opportunities as we move forward,” he said.

Mr. Baldwin joined the Company’s Board of Directors on December 6, 2006. Since 1980, he has been the Chief Executive Officer and/or President of several high technology-based companies manufacturing honeycomb and advanced composite materials for the aerospace and aircraft industries. From May 2005 until June 2006, Mr. Baldwin was the President and Chief Operating Officer of Argosy, a leader in preparing for the major shift of commercial aircraft OEM and also maintenance repair and overhaul (MRO) manufacturing activities that are taking place in the Pacific rim.

Mr. Lewis has been an independent financial and management consultant since 1993 assisting various corporations and investment groups. During his assignments, he has served as interim senior financial officer of Nurogen Corporation (from October 2005 to March 2006), interim Chief Financial Officer of Fomex International Inc. (from October 1999 to March 2000), Vlasic Foods International Inc. (from February to November 1998) and Air & Water Technologies Corporation (from March 1994 to July 1994).

-more-

“On behalf of the Board of Directors, I would like to extend my thanks and appreciation to Pete Gaffney, Elaine Brown and Tom Gough for their dedication and many years of service to the Company,” said Mr. Albertine. “I look forward to Pete, Elaine and Tom continuing to work with the Company,” he said.

Founded in 1982, Integral Systems, Inc. is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

The Company’s subsidiary Real Time Logic, Inc. builds telemetry processing systems for military applications including tracking stations, control centers, satellite manufacturers and range operations. The Company’s subsidiary Lumistar, Inc. is a provider of system-level and board-level telemetry acquisition products. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its subsidiary Newpoint Technologies, Inc. Through its subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Integral Systems has approximately 440 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http://www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, all of which are based on the Company’s current expectations. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

###